UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 7, 2014

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On November 7, 2014, Emmis Communications Corporation ("the “Company”) entered into a First Amendment (the “Amendment”) to our Credit Agreement (the “Credit Agreement”), by and among the Company, Emmis Operating Company, a wholly owned subsidiary of the Company, as borrower (the “Borrower”), certain other subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and Fifth Third Bank, as syndication agent (in such capacity, the “Syndication Agent”). All capitalized terms not otherwise defined in this Form 8-K have the meaning ascribed to them in the Credit Agreement.
The Amendment (i) increases the maximum Total Leverage Ratio to 6.00:1.00 during the period from February 28, 2015 through February 29, 2016, (ii) adjusts the definition of Consolidated EBITDA to exclude during the term of the Credit Agreement up to $5 million in severance and/or contract termination expenses and up to $2.5 million in losses attributable to the reformatting of the Company’s radio stations, (iii) extends the requirement for the Borrower to pay a 1.00% fee on certain prepayments of the Term Loan to November 7, 2015, (iv) increases the Applicable Margin by 0.25% for at least six months from the date of the Amendment and until the Total Leverage Ratio is less than 5.00:1.00, and (v) makes certain technical adjustments to the definition of Consolidated Excess Cash Flow and to address the Foreign Account Tax Compliance Act. The Amendment also requires the Borrower to pay a fee of 0.375% of the Term Loan and Revolving Commitment of each Lender that consented to the Amendment.
The foregoing summary is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT #	DESCRIPTION
10.1
First Amendment to Credit Agreement, dated as of November 7, 2014, by and among Emmis Communications Corporation, Emmis Operating Company, certain other subsidiaries of the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Fifth Third Bank, as syndication agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: November 7, 2014
	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary